CADENCE DESIGN SYSTEMS, INC.
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this 1rst day of May 1994 between CADENCE
DESIGN SYSTEMS, INC. (the "COMPANY") and Henry E. Johnston,
("CONSULTANT").

     THE PARTIES AGREE AS FOLLOWS:

     1. Consultancy. CONSULTANT shall serve as a Consultant to the COMPANY for a period commencing on the date of this Agreement and concluding on the date set forth in Schedule A hereto, subject to the termination of this Agreement in accordance with Section 8. The period during which CONSULTANT shall serve as a Consultant to the COMPANY pursuant to this Agreement shall constitute the "Consulting
Period".

     2. Duties. CONSULTANT shall serve as a consultant to the COMPANY in the activities of the COMPANY set forth in Schedule A or as otherwise requested by an officer of the COMPANY. CONSULTANT shall perform such services under the general direction of the COMPANY or its officers, but CONSULTANT shall determine the manner and means by which the services are accomplished. During the Consulting Period, CONSULTANT agrees to perform all duties to the best of his/her ability. In the performance of such duties, CONSULTANT shall consult with the COMPANY up to the number of days per month set forth at Schedule A, which days of consulting will take place at the COMPANY's facilities or at such other places as the COMPANY shall reasonably request. CONSULTANT shall remain available for telephone consultation with the officers, employees, or consultants of the COMPANY or any of its subsidiaries or affiliates.

     3.   Other Employment.

          3.1 Other Affiliation. CONSULTANT shall not use, disclose or deliver any proprietary or confidential information of third parties in dealings with the COMPANY or in providing the services under this agreement. CONSULTANT represents that he/she is not a party to any existing agreement that would prevent him/her from entering into this Agreement, and that the only agreements with third parties which may restrict his/her consulting activities on behalf of the COMPANY at the time of this Agreement are CONSULTANT's obligations pursuant to the agreements set forth in Schedule A. The COMPANY understands and agrees that during the Consulting Period CONSULTANT may be retained by other companies, corporations, and/or commercial enterprises which are not engaged in the design, development, manufacture or marketing of products similar to those of the COMPANY. CONSULTANT agrees to inform the COMPANY of any such agreement immediately. CONSULTANT agrees to use his/her best efforts to segregate work done under this Agreement from all work done at, or for, any such company, corporation, and/or other commercial enterprise.
In any dealings with any such company, corporation, and/or other commercial enterprise, CONSULTANT shall protect and guard the COMPANY's "Confidential Information" (as defined in Section 5.1 below) in accordance with the terms of this Agreement.

          3.2 Conflict of Interest. CONSULTANT warrants that he/she is not obligated under any other consulting, employment, or other agreement which would affect the COMPANY's rights or CONSULTANT's duties under this Agreement other than those referred to in Section 3.1.

     4.   Compensation.

          4.1  Consulting Fees.    The COMPANY agrees to pay
CONSULTANT and CONSULTANT agrees to accept for CONSULTANT's services under this Agreement consulting fees (the "Consulting Fees") as set forth in Schedule A. Payment of the Consulting Fees will be made within 30 days after the receipt of CONSULTANT's invoice.

          4.2 Employment Taxes and Benefits. CONSULTANT acknowledges and agrees that it shall be CONSULTANT'S sole obligation to report as self-employment income all compensation received by CONSULTANT from the COMPANY for CONSULTANT'S services as a consultant. CONSULTANT agrees to indemnify the COMPANY and hold it harmless to the extent of any obligations imposed by law on the COMPANY to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with any payments made to CONSULTANT by the Company for CONSULTANT'S services as a consultant.

          4.3 Legal Relationship. CONSULTANT shall be an independent contractor with respect to the COMPANY and shall not be an employee or agent of the COMPANY. CONSULTANT shall be entitled to no benefits or compensation from the COMPANY except as set forth in this Agreement and shall in no event be entitled to any fringe benefits payable to employees of the COMPANY.

          4.4 Expenses. CONSULTANT will be reimbursed only reasonable costs and expenses incurred in performing duties hereunder and only if the incurring of such costs and expenses was approved in advance by an authorized individual of the COMPANY. Such reimbursement shall be made within thirty (30) days of submission of adequate and appropriate documentation of such costs and expenses.

     5.   Confidentiality.

          5.1 Confidential Information. CONSULTANT's work for the COMPANY creates a relationship of trust and confidence between the COMPANY and CONSULTANT. During and after CONSULTANT's work for the COMPANY, CONSULTANT will not use or disclose or allow anyone else to use or disclose any "Confidential Information" (as defined below) relating to the COMPANY, its products, suppliers or customers, except as may be necessary in the performance of CONSULTANT's work for the COMPANY or as may be authorized in advance by appropriate officials of the COMPANY. "Confidential Information" includes Innovations (as defined in Section 6.2 below), marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, trade secrets, any other non-public technical or business information, third party information made available to CONSULTANT, joint research agreements or agreements entered into by the COMPANY or any of its affiliates, whether in writing or given to CONSULTANT orally, which CONSULTANT knows or has reason to know the COMPANY would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. CONSULTANT will keep Confidential Information secret and will not allow any unauthorized use of the same whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of CONSULTANT or that the COMPANY regularly gives to third parties without restriction on use or disclosure.

          5.2 Records. CONSULTANT agrees to keep separate and segregated from other work all documents, records, notebooks and correspondence which directly relate to his/her work under this Agreement.

          5.3 Record of Confidential Information. All notes, memoranda, reports, drawings, manuals, materials, data and any papers or records of every kind which are or shall come into CONSULTANT's possession at any time during the Consulting Period related to Confidential Information of the COMPANY shall be the sole and exclusive property of the COMPANY. This property shall be surrendered to the COMPANY upon termination of the Consulting Period or upon request of the COMPANY at any time either during or after the termination of the Consulting Period, and no copies, notes, or excerpts thereof shall be retained.

     6.   Innovations.

          6.1  Company Property.  All Innovations (as
defined in Section 6.2 below) made, conceived, or completed by CONSULTANT, individually or in conjunction with others during the Consulting Period shall be the sole and exclusive property of the COMPANY, provided such Innovations (i) are made, conceived or completed with equipment, supplies, or facilities of the COMPANY, its subsidiaries or affiliates, or (ii) are made, conceived or completed by CONSULTANT during hours in which CONSULTANT is performing services for the COMPANY or any of its subsidiaries or affiliates. It is understood that nothing contained herein shall affect the rights or obligations of CONSULTANT with respect to any Innovations which are protected by Section 2870 of the California Labor Code.

          6.2  a)  Disclosure of Innovations.
               CONSULTANT shall disclose in writing to the COMPANY all inventions, discoveries, concepts, ideas, improvements and other innovations of any kind that CONSULTANT may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing work for the COMPANY or as a result of that work, whether or not they are related to CONSULTANT's work for the COMPANY and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection ("Innovations"). Examples of Innovations include:
formulas, algorithms, methods, processes, databases, mechanical and electronic hardware, electronic components, computers and their parts, computer languages, computer programs and their documentation, encoding techniques, articles, writings, compositions, works of authorship, marketing and new product plans, production processes, advertising, packaging and marketing techniques, and improvements to anything.

               b)  Assignment of Ownership.
               CONSULTANT agrees that all Innovations will be the sole and exclusive property of the COMPANY and hereby assigns to the COMPANY all rights in the Innovations and in all related patents, patent applications, copyrights, mask work rights, trademarks, trade secrets, rights of priority and other proprietary rights. At the COMPANY's request and expense, during and after the period during which CONSULTANT acts as a CONSULTANT to the COMPANY, CONSULTANT will assist and cooperate with the COMPANY in all respects and will execute documents, and subject to reasonable availability, give testimony and take further acts requested by the COMPANY to acquire, transfer, maintain and enforce patent, copyright, trademark, mask work, trade secret and other legal protection for the Innovation(s). CONSULTANT hereby appoints the Secretary of the Company as CONSULTANT's attorney-in-fact to execute documents on CONSULTANT's behalf for this purpose.

               c)  Moral Rights Waiver.
               CONSULTANT hereby irrevocably transfers and assigns to the COMPANY any and all "Moral Rights" (as defined below) that CONSULTANT may have in or with respect to any Innovation. CONSULTANT also hereby forever waives and agrees never to assert any and all "Moral Rights" CONSULTANT may have in or with respect to any Innovation, even after termination of CONSULTANT's work on behalf of the COMPANY. "Moral Rights" mean any rights of paternity or integrity, any right to claim authorship of an Innovation, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any Innovation, whether or not such would be prejudicial to CONSULTANT's honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right".

          6.3 Legal Proceedings. Whenever requested to do so by the COMPANY, CONSULTANT shall promptly deliver to the COMPANY evidence for interference purposes or other legal proceedings and testify in any interference or other legal proceedings which relates to any matters on which CONSULTANT has provided services to the COMPANY.

         6.4 Non-Infringement. CONSULTANT represents and warrants that the services performed under this Agreement and the Innovations made or contributed by CONSULTANT hereunder will not infringe on any rights of any third party.

          6.5 License. To the extent that the COMPANY's use or exploitation of any Innovations made or contributed by CONSULTANT hereunder may require a license from CONSULTANT under any other proprietary rights held by CONSULTANT, CONSULTANT hereby grants the COMPANY a fully-paid, royalty-free, perpetual, worldwide license to make, use, sell, copy, modify, distribute, perform, display and otherwise exploit such Innovations.

     7. Non-Solicitation. CONSULTANT agrees that, during the Consulting Period and for a period of two years after the expiration or earlier termination of the Consulting Period, CONSULTANT will not solicit or recruit Cadence employees for any other employers outside the COMPANY or employ any of the employees of the COMPANY without its prior written consent.

     8. Termination. The Consulting Period may be terminated immediately, at-will by the COMPANY or CONSULTANT for any or no reason upon notice to the other party. The covenants and agreements set forth in Sections 5, 6 and 7 shall survive the Consulting Period and remain in full force and effect regardless of such termination.

     9. Severability. If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, that provision shall be enforced to the maximum extent permitted by law, and the other provisions will remain in full force and effect.

     10. Notice. Any notice to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered upon service, if served personally, or three days after deposit in the United States Mail, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, and addressed to the other party at the following address, or such address as may be designated in accordance herewith:

     TO the COMPANY:     CADENCE DESIGN SYSTEMS, INC.
                         Human Resources Department
                         2655 Seely Rd., Bldg. 5
                         San Jose, CA  95134

    TO CONSULTANT:       Henry E. Johnston
                         4001 Glenwick
                         Dallas, Texas  75205

    11. Binding Effect; No Assignment. This Agreement shall be binding upon CONSULTANT, and except as regards personal services, upon CONSULTANT's heirs, personal representatives, executors and administrators, and shall inure to the benefit of the COMPANY, its successors and assigns. This Agreement may not be assigned by CONSULTANT and any attempted assignment by CONSULTANT shall be void.

     12. Amendment. This Agreement may be modified or amended only by mutual written consent of the parties.

     13. Governing Law. This Agreement shall be governed and enforced in accordance with the laws of the State of California, excluding that body of law known as choice of law.

     14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     15. Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understanding and agreements of the parties relating to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


CONSULTANT:                      CADENCE DESIGN SYSTEMS, INC.


/s/ Henry E. Johnston            By:  /s/Thomas F. Rouse
                                      Requester/Manager
    Henry E. Johnston                 Thomas F. Rouse
     (Please Print)                   (Please Print)

Social Security No.###-##-####       Title:Director, Comp & Benefits

     or
Federal Tax I.D.# __________________

                                 By:  /s/ Scott W. Sherwood
                                     Department V.P.     (Up to $10K)

                                 By:  ______________________________
                                     Controller          (Up to $25K)

Forward to HR for Approval       By: ______________________________
                                     Exec. VP Finance    (Up to $50K)

By:  /s/ Scott W. Sherwood    By:  /s/ Joseph B. Costello
 Human Resources    7/28/94           President          (Over $50K)


                         Schedule A to
                         Consulting Agreement

ALL ITEMS BELOW MUST BE COMPLETELY FILLED IN.
DO NOT LEAVE ANY BLANK LINES.


1.   Name of Consultant: Henry E. Johnston

2.   Address of Consultant for notice:
          4001 Glenwick
          Dallas, Texas  75205

3.   Term of Consulting Period:       Start Date      End Date

                                       05/01/94       12/31/94

     (a)  Terms of Termination Agreement:
          After 12/31/94, in accordance with Section 8 of this Agreement.

4.  Duties of Consultant:
    Provide Executive Consultation and advice to Cadence with emphasis on Consulting Services and Sales Distribution channel segments of the business.

5. Individual to whom Consultant reports (include location and extension):
     Joseph Costello, San Jose Five, Extension 7400.

6.   Department Number/Account Number to be charged:
          000-4100

7. Maximum number of days of consulting to be performed per month:

     Five

8.   Other existing agreements of Consultant:

     N/A

9. Consulting Fees (stated as dollars per hour or day, or other agreed upon terms):
     Stock options in lieu of cash payment through 12/31/94.
     15,000 shares to vest on 12/31/94.  Cash to cover benefit cost.

10. The dollar value of this Consulting Agreement is not to exceed N/A.


/s/ Henry E. Johnston                     /s/ Scott W. Sherwood
      Consultant                        Cadence Design Systems, Inc.


MISSING INFORMATION COULD CAUSE A DELAY IN THE PROCESSING OF
THE CONSULTING AGREEMENT AND/OR PAYMENT TO THE CONSULTANT.


Schedule A to
                         Consulting Agreement



A D D E N D U M

SUMMARY OF AGREEMENT



Henry E. Johnston


- - --    For the period May 1, 1994 through December 31, 1994,
      Mr. Henry E. Johnston agrees to a minimum of five days consulting per month. Any additional days to be mutually acceptable between Mr. Joseph Costello and Mr. Henry E. Johnston.

- - --   Consulting Agreement to remain effect through December
     31, 1994. After December 31, 1994 Agreement governed by Section 8 of the Consulting Agreement.

- - --   Mr. Henry E. Johnston shall receive an option to
     purchase 15,000 shares of Cadence stock, priced at date of grant. These shares will vest 100% as of December 31, 1994.

- - --   All options granted during the life of this Consulting
     Agreement, that are vested at the end of the unbroken Consulting Agreement, can be exercised up to one year from the date the Agreement is terminated, or ten years from the grant date, which-ever occurs sooner.

- - --   Cadence MED 100 and High Dental coverage will be provided to
     Mr. Henry E. Johnston, his spouse, Katrina B. and student son, James F. (eligible as a full time student).

- - --   Medical benefits will have an inputed income value that
     will show as payment to Mr. Henry E. Johnston. Cadence will deliver cash equivalent to 50% of this inputed income to compensate Mr. Henry E. Johnston for any tax liabilities that might occur.